LIBERTY ALL-STAR EQUITY FUND, VARIABLE SERIES
                              ONE FINANCIAL CENTER
                        BOSTON, MASSACHUSETTS 02111-2621

                        INFORMATION STATEMENT REGARDING
                         CHANGE OF A PORTFOLIO MANAGER

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

BACKGROUND

         Liberty All-Star Equity Fund, Variable Series (the "Fund") is one of the seventeen funds of Liberty Variable Investment Trust (the "Trust") that serve as funding vehicles for variable annuity contracts and variable life insurance products offered by separate accounts of Keyport Life Insurance Company, Independence Life and Annuity Company, Liberty Life Assurance Company of Boston and Sage Life Assurance Company. The principal underwriter of the Fund is Liberty Funds Distributor, Inc. ("LFD") and the administrator of the Fund is Colonial Management Associates, Inc. ("CMA"). Both LFD and CMA are affiliates of Liberty Advisory Services Corp. ("LASC"), the Fund's investment advisor. Each of LFD, CMA and LASC is located at One Financial Center, Boston, Massachusetts 02111-2621.

         The Fund is a "multi-managed" fund that allocates its portfolio assets among a number of independent investment management organizations ("Portfolio Managers") -- currently five in number -- recommended by the Fund's sub-advisor, Liberty Asset Management Company ("LAMCO"), located at One Financial Center, Boston, Massachusetts 02111. Each Portfolio Manager employs a different investment style. From time to time LAMCO rebalances the Fund's portfolio assets among the Portfolio Managers in order to maintain an approximately equal allocation of portfolio assets among them throughout all market cycles.

         LAMCO continuously monitors and evaluates the Fund's portfolio managers on a quantitative and qualitative basis. The evaluation process focuses on, but is not limited to, the firm's philosophy, investment process, people and performance. After evaluation based on the aforementioned criteria LAMCO deemed it was necessary to terminate Westwood Management Corporation Inc. ("Westwood"). In February, 2002, LAMCO determined to replace Westwood with Schneider Capital Management Corporation ("Schneider"). In making the recommendation, LAMCO considered a number of factors, including the strength of Schneider's management team and the desirability of adding a portfolio manager to the Fund with a more value-oriented investment style. In selecting a replacement for Westwood, LAMCO first analyzed information regarding the personnel, investment process and performance of a large number of investment management firms. LAMCO then analyzed the candidates in terms of their historic returns, volatility and portfolio characteristics (including market capitalizations, price/earnings ratios and sector exposures) when combined with those of the Fund's four other Portfolio Managers. In making its recommendation, the Fund's Board of Trustees has relied upon and given equal consideration to each of the factors presented to it by LAMCO. Based on the foregoing and on LAMCO's qualitative analysis, LAMCO recommended, and the Board of Trustees on February 13, 2002, approved, the termination of the Fund's portfolio management agreement with Westwood and its replacement with Schneider, effective March 1, 2002.


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         Under an exemptive order issued by the Securities and Exchange
Commission ("SEC") on May 5, 1998, the Fund may enter into a portfolio management agreement with a new Portfolio Manager without a vote of shareholders of the Fund, provided that holders of variable annuity contracts of variable life insurance products funded in whole or in part with shares of the Fund are furnished information about the new Portfolio Manager and its portfolio management agreement within 90 days of the effective date of the Portfolio Manager change. This Information Statement is being furnished in connection with the replacement of Westwood with Schneider as a Portfolio Manager of the Fund, as recommended by LAMCO and approved by the Board of Trustees of the Trust on February 13, 2002.

         Reasons for a portfolio management change include a change or deviation in the fundamental investment philosophy or process of the firm; a major change in the ownership and/or organizational structure of the firm; a departure of key investment professionals and a period of poor performance versus relevant benchmarks.

INFORMATION ABOUT SCHNEIDER

         Schneider, located at 460 East Swedesford Road, Wayne, PA 19087, is an independently owned firm founded in 1996 by Arnold C. Schneider III. Mr. Schneider serves as President and Chief Investment Officer of Schneider and manages that portion of the Fund's portfolio assigned to Schneider. Prior to founding Schneider, Mr. Schneider was a Senior Vice President and Partner of the Wellington Management Company. Schneider is 100% employee-owned. As of February 28, 2002, Schneider managed over $1.9 billion in assets.

The following is the director and principal executive officer of Schneider:

Name and Address           Position with Schneider          Principal Occupation

Arnold C. Schneider III    Chairman, President and Chief    Chairman, President
460 East Swedesford Road   Investment Officer               and Chief Investment
Wayne, PA  19087                                            Officer of Schneider

         Schneider's investment style is designed to identify companies that are overlooked and undervalued where the firm anticipates a rebound in earnings.

         On March 1, 2002, the Trustees and Officers of the Trust owned none of the outstanding shares of Schneider.

         The portfolio management agreement dated March 1, 2002, among the Fund, LAMCO and Schneider is at the same fee rates and is, on other terms and conditions, substantially identical to those of the portfolio management agreements with the Fund's four other Portfolio Managers and to those of the portfolio management agreement with Westwood.

         Under the Fund's portfolio management agreements (including that with Schneider), each Portfolio Manager has discretionary investment authority (including the selection of brokers and dealers for the execution of the Fund's portfolio transactions) with respect to the portion of the Fund's assets allocated to it by LAMCO, subject to the Fund's investment objective and policies, to the supervision and control of the Trustees, and to instructions from LAMCO. The Portfolio Managers are required to use their best professional judgment in making timely investment decisions for the Fund. The Portfolio Managers, however, will not be liable for actions taken or omitted in good faith and believed to be within the authority conferred by their portfolio management agreements and without willful misfeasance, bad faith or gross negligence.

         The Fund pays LASC, One Financial Center, Boston, Massachusetts 02111, a management fee at an annual rate of 0.80% of the average daily net assets of the Fund, from which LASC pays LAMCO a sub-advisory fee of 0.60% per annum of such average daily net assets. LAMCO in turn pays each Portfolio Manager of the Fund, including Schneider, a fee, accrued daily and paid monthly, at the annual rate of 0.30% of the average daily net assets of that portion of the Fund's portfolio assets assigned to that Portfolio Manager. For the Fund's fiscal year ended December 31, 2001, LAMCO paid a portfolio management fee of $39,093 to Westwood. No fees or payments were made by the Fund to Schneider or an affiliate of Schneider during the Fund's fiscal year ended December 31, 2001.

OTHER FUNDS MANAGED BY SCHNEIDER

         In addition to the management services provided by Schneider to the Fund, Schneider also provides management services to other investment companies. Information with respect to the assets of and management fees payable to Schneider by those funds having investment objectives similar to those of the Fund is set forth below:

                           Total Net Assets at           Annual Management Fee
                            December 31, 2001                  as a % of
Fund                          (in millions)             Average Daily Net Assets
----                          -------------             ------------------------
Impact Total Return Fund           $6.3                          0.60%

PORTFOLIO TRANSACTIONS AND BROKERAGE

         Each of the Fund's Portfolio Managers, including Schneider, has discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the portion of the Fund's portfolio assets allocated to it, and to select the markets in which such transactions are to be executed. The portfolio management agreements with the Fund provide, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Portfolio Manager is to seek to obtain best net price and execution for the Fund.


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         The Portfolio Managers are authorized to cause the Fund to pay a commission to a broker or dealer who provides research products and services to the Portfolio Manager for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Portfolio Managers must determine in good faith, however, that such commission was reasonable in relation to the value of the research products and services provided them, viewed in terms of that particular transaction or in terms of all the client accounts (including the Fund) over which the Portfolio Manager exercises investment discretion. It is possible that certain of the services received by a Portfolio Manager attributable to a particular transaction will primarily benefit one or more other accounts for which investment discretion is exercised by the Portfolio Manager.

         In addition, under their portfolio management agreements with the Fund and LAMCO, the Portfolio Managers, including Schneider, in selecting brokers or dealers to execute portfolio transactions for the Fund, are authorized to consider (and LAMCO may request them to consider) brokers or dealers that provide to LAMCO, directly or through third parties, research products or services such as research reports; subscriptions to financial publications and research compilations; portfolio analyses; economic reports; compilations of securities prices, earnings, dividends and other data; computer hardware and software, quotation equipment and services used for research; and the services of economic or other consultants. The commissions paid on such transactions may exceed the amount of commission another broker would have charged for effecting that transaction. Research products and services made available to LAMCO include performance and other qualitative and quantitative data relating to investment managers in general and the Portfolio Managers in particular; data relating to the historic performance of categories of securities associated with particular investment styles; mutual fund portfolio and performance data; data relating to portfolio manager changes by pension plan fiduciaries; and related computer hardware and software, all of which are used by LAMCO in connection with its selection and monitoring of Portfolio Managers, the assembly of an appropriate mix of investment styles, and the determination of overall portfolio strategies. These research products and services may also be used by LAMCO in connection with its management of the Fund. In instances where LAMCO receives from or through brokers and dealers products or services which are used both for research purposes and for administrative or other non-research purposes, LAMCO makes a good faith effort to determine the relative proportions of such products or services which may be considered as investment research, based primarily on anticipated usage, and pays for the costs attributable to the non-research usage in cash.

         LAMCO from time to time reaches understandings with each of the Fund's Portfolio Managers as to the amount of the Fund's portfolio transactions initiated by such Portfolio Manager that are to be directed to brokers and dealers which provide or make available research products and services to LAMCO and the commissions to be charged to the Fund in connection therewith. These amounts may differ among the Portfolio Managers based on the nature of the market for the types of the securities managed by them and other factors.

         Although the Fund does not permit a Portfolio Manager to act or have a broker-dealer affiliate act as broker for Fund portfolio transactions initiated by it, the Portfolio Managers are permitted to place Fund portfolio transactions initiated by them with another Portfolio Manager or its broker-dealer affiliate for execution on an agency basis, provided the commission does not exceed the usual and customary broker's commission being paid to other brokers for comparable transactions and is otherwise in accordance with the Fund's procedures adopted pursuant to Rule 17e-1 under the Investment Company Act of 1940. During 2001, the Fund had no Fund portfolio transactions placed with a Portfolio Manager or its affiliate.

         On February 15, 2000, the SEC issued the Fund exemptive relief from Sections 10(f), 17(a) and 17(e) and Rule 17e-1 under the Investment Company Act of 1940 to permit (1) broker-dealers which are, or are affiliated with, Portfolio Managers of the Fund to engage in principal transactions with, and provide brokerage services, to portion(s) of the Fund advised by another Portfolio Manager and (2) the Fund to purchase securities either directly from a principal underwriter which is an affiliate of a Portfolio Manager or from an underwriting syndicate of which a principal underwriter is affiliated with a Portfolio Manager of the Fund.

         For the fiscal year ended December 31, 2001, the Fund did not pay brokerage commissions to any affiliated brokers.

         Further information concerning the Fund is contained in its most recent annual and semi-annual reports to shareholders, which are obtainable free of charge by writing LFD, the Fund's distributor, at One Financial Center, Boston, Massachusetts 02111-2621 or by calling 1-800-426-3750 or by calling or writing the life insurance company which issued your variable annuity contract or variable life insurance policy.

                                                         Dated:  May 31, 2002